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------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                     ---------------------------
|F O R M 3 |                                      Washington, D.C.  20549                            |        OMB APPROVAL       |
------------                                                                                          ---------------------------
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              |OMB Number        3235-0104|
                                                                                                     |Expires: September 30, 1998|
                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     | Estimated average burden  |
                           Section 17(a) of the Public Utility Holding Company Act of 1935 or        | hours per response....0.5 |
                                  Section 30(f) of the Investment Company Act of 1940                 - -------------------------

----------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person |2. Date of Event      |4.  Issuer Name and Ticker of Trading Symbol                      |
|                                      |   Requiring Statement|                                                                  |
|    Smith        Douglas          W.  |   (Month/Day/Year)   |    inTEST Corporation ("INTT")                                    |
|                                      |                      |----------------------------------|-------------------------------|
|--------------------------------------|                      |5.Relationship of Reporting       | 6. If Amendment, Date of      |
|    (Last)         (First)      (MI)  |   August 3, 1998     |   Person to Issuer)              |    Original(Month/Date/Year)  |
|                                      |                      |                                  |                               |
|    c/o inTEST Corporation            |----------------------|  X  Director           10% Owner |                               |
|    2 Pin Oak Lane                    |3. IRS or Social      | ----               ----          |-------------------------------|
|--------------------------------------|   Security Number of |                                  |7.Individual or Joint/Group    |
|              (Street)                |   Reporting Person   |  X  Officer(give       Other     |  Filing(check applicable line)|
|                                      |   (Voluntary)        | ---- title below)  ---- (specify |                               |
|                                      |                      |                           below) |  X Form filed by one reporting|
|                                      |                      |                                  | ---  person                   |
|                                      |                      |     Exec. VP and COO             |    Form filed by more than one|
|                                      |                      |    -------------------------     | ---  reporting person         |
| Cherry Hill        NJ         08003  |                      |                                  |                               |
|--------------------------------------|----------------------|----------------------------------|-------------------------------|
|   (City)        (State)        (Zip) |                                                                                         |
|                                      |    Table I - Non-Derivative Securities Beneficially Owned                               |
|--------------------------------------|-----------------------------------------------------------------------------------------|
|1.Title of Security                |2. Amount of Securities   |3. Ownership        |4.  Nature of Indirect Beneficial Ownership |
|  (Instr. 4)                       |    Beneficially Owned    |   Form: Direct     |    (Instr. 5)                              |
|                                   |                          |   (D) or Indirect  |                                            |
|                                   |                          |   (I) (Instr. 5)   |                                            |
|-----------------------------------|--------------------------|--------------------|--------------------------------------------|
|                                   |                          |                    |                                            |
|Common Stock                       |       593,750            |     D              |                                            |
|-----------------------------------|--------------------------|--------------------|--------------------------------------------|
|                                   |                          |                    |                                            |
|                                   |                          |                    |                                            |
|-----------------------------------|--------------------------|--------------------|--------------------------------------------|
|                                   |                          |                    |                                            |
|                                   |                          |                    |                                            |
|-----------------------------------|--------------------------|--------------------|--------------------------------------------|
|                                   |                          |                    |                                            |
|                                   |                          |                    |                                            |
|-----------------------------------|--------------------------|--------------------|--------------------------------------------|

Reminder: Report on a separate line for each class securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
    5(b)(v).

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                                      Table II - Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative Security|2.Date Exercisable |3.Title and Amount of Securities|4.Conversion |5.Ownership  |6.Name of     |
|   (Instr. 4)                  |  and Expiration   |   Underlying Derivative        |  or Exercise|  Form of    |  Indirect    |
|                               |  Date             |   (Instr. 4)                   |  Price of   |  Derivative |  Beneficial  |
|                               |  (Month/Day/Year) |                                |  Derivative |  Security:  |  Ownership   |
|                               |-------------------|-------------------|------------|  Security   |  Direct (D) |  (Instr. 5)  |
|                               |          |        |                   |            |             |  or Indirect|              |
|                               |   Date   | Expira-|                   |  Amount or |             |  (I)        |              |
|                               |   Exer-  |  tion  |      Title        |  Number of |             |  (Instr. 5) |              |
|                               |  cisable |  Date  |                   |   Shares   |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|
|                               |          |        |                   |            |             |             |              |
|                               |          |        |                   |            |             |             |              |
|-------------------------------|----------|--------|-------------------|------------|-------------|-------------|--------------|

Explanation of Responses:


    /s/Douglas W. Smith                          8/10/98
------------------------------------------    --------------
** Signature of Reporting Person                  Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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